Exhibit 16.1

April 27, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by SandRidge Energy, Inc. included under Item 4.01(a) of its Current Report on Form 8-K dated April 24, 2023, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP